Exhibit 99.1

FORAFRIC 2022 LONG TERM

EMPLOYEE SHARE INCENTIVE PLAN

Board adoption: 9th June 2022

CONTENTS

CLAUSE

1.	Interpretation	2
2.	Grant of Awards	5
3.	Performance Condition	6
4.	Overall grant limits	7
5.	Release Date	7
6.	Suspension of Awards	7
7.	Circumstances in which malus and clawback can apply	8
8.	Operation of malus and clawback	9
9.	Exercise of Options	10
10.	Manner of exercise of Options	11
11.	Settlement of Awards	11
12.	Alternative methods of settlement of Awards	12
13.	Lapse of Awards	12
14.	Termination of employment	13
15.	Variation of share capital	14
16.	Tax liabilities	15
17.	Relationship with employment contract	16
18.	Notices	16
19.	Administration and amendment	17
20.	Third party rights	18
21.	Data protection	18
22.	Governing law	19
23.	Jurisdiction	19

Rules of the FORAFRIC 2022 LONG TERM EMPLOYEE SHARE INCENTIVE PLAN.

Established by resolution of the board of directors of the Company on 9th June 2022 as amended and supplemented by resolution of the board of directors of the Company on 21 November 2022.

1.	Interpretation

The following definitions and rules of interpretation apply in the Plan.

1.1	Definitions

Adoption Date: the date of the approval of the Plan by the board of directors of the Company.

Agreed Performance Targets: shall mean the following performance targets which shall be included as Performance Conditions:

a)	in respect of any period prior to the Adoption Date, there shall be no performance target;

b)	in respect of 2022, the achievement by the Company of an EBITDA level as determined by the Board as soon as reasonably practicable after the Adoption Date; and

c)	in respect of 2023, 2024 and 2025, the achievement by the Company of an EBITDA level as determined by the Board no later than 31st March in each such year.

Award: any of the following:

a)	a Nominal Cost Option; or

b)	a Phantom Option.

Award Certificate: a certificate setting out the terms of an Award, in accordance with rule 2.4.

Award Holder: an individual who holds an Award or, where applicable, that individual’s personal representatives.

Base Price: 50% of the nominal value of a Share, which is deducted from the Market Value of a Share in order to determine the amount due to the Award Holder who exercises a Phantom Option.

Board: the board of directors of the Company or a committee of directors appointed by that board to carry out any of its functions under the Plan.

Business Day: a day other than a Saturday, Sunday or public holiday in Gibraltar when banks in Gibraltar are open for business.

Clawback Amount: an amount of value determined in accordance with rule 8.

Closed Period: has the same meaning as in GIB MAR.

Company: Forafric Global PLC, registered in Gibraltar with company number 122390.

Control: shall be as defined as follows (and the expression change of Control shall be construed accordingly):

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In relation to a body corporate (“company A”), “control” means the power of a person (“P”) to secure—

(a) by means of the holding of shares or the possession of voting power in relation to that or any other body corporate, or

(b) as a result of any powers conferred by the articles of association or other document regulating that or any other body corporate,

that the affairs of company A are conducted in accordance with P’s wishes.

Dealing Day: a day on which NASDAQ is open for business.

EBITDA: Earnings before interest, taxes, depreciation and amortisation.

Employee: any individual who is an employee (including an executive director) of a Group Company.

Employer Company: the Award Holder’s employer or former employer as applicable.

Exercise Date: in relation to an Option, the date on which it is exercised.

Exercise Notice: a document in a form approved by the Board that the Award Holder must sign and return to the Company in order to exercise an Option.

Exercise Price: 50% of the nominal value of each Share subject to a Nominal Cost Option, at which price such Share may be acquired on the exercise of that Nominal Cost Option.

GIB MAR: the retained EU law version of the Market Abuse Regulation which applies in Gibraltar from the end of the Brexit transition period.

Grant Date: the date on which an Award is, was, or is to be granted.

Group Company: the Company or any Subsidiary from time to time.

Listing Rules: the listing rules and requirements (as amended from time to time) issued by NASDAQ.

Market Value: whichever of the following applies:

a) For the purposes of calculating on any Exercise Date or Release Date: the payment due from a Phantom Option or the Market Value of a Share for the purposes of rule 12, the Company may use any actual price or the average price at which transactions in Shares took place on the relevant stock exchange on that day.

b) For the purposes of calculating the Market Value of Shares for the purposes of rule 8, Market Value means the middle-market quotation of a Share on the day on which the Market Value is measured or if that day is not a Dealing Day, on the immediately preceding Dealing Day.

Minimum Employment Period: the period that starts on the Grant Date and ends on such date as the Board may specify, not being earlier than the second anniversary of the date on which the Award Holder became an Employee.

Nominal Cost Option: an Option to acquire Shares for payment of the Exercise Price.

Option: a Nominal Cost Option or a Phantom Option.

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Performance Condition: a condition that complies with rule 3 and:

a) must be satisfied before an Award can be Released;

b) is linked to the achievement of challenging performance over a period of at least four years and has the intention of enhancing shareholder value; and

c) is specified in the Award Certificate under rule 2.4.

Performance Measurement Date: the date on which the Board determines that any Performance Condition has been satisfied, unless an earlier event occurs to cause the Award to lapse or be Released. This date may not be:

a) earlier than the first day after the end of the Performance Period; or

b) later than the fourth anniversary of the Adoption Date.

For the avoidance of doubt, an Award may have more than one Performance Measurement Date.

Performance Period: the period over which performance is measured to determine whether a Performance Condition has been achieved, which shall end no later than four years from the Adoption Date.

Phantom Option: an Option to receive a cash payment on exercise equal to the Market Value of a specified number of Shares minus the Base Price.

Plan: the employee share plan constituted and governed by these rules, as amended from time to time.

Release: means that an Option becomes exercisable in accordance with rule 9;

Release Date: is the date on which Release takes place and is determined in rule 5.

Relevant Restriction: a restriction stated in an Award Certificate that applies to Shares issued or transferred pursuant to the Award.

Salary: in relation to an Employee at any time means the rate of basic annual salary payable to that Employee by Group Companies.

Shares: ordinary shares of USD 0.001 each in the Company (subject to rule 15).

SICs: social insurance contributions (or the equivalent in any jurisdiction).

Subsidiary: a subsidiary as defined in s2(1) of the Companies Act 2014.

Tax Authority: the Income Tax Office in Gibraltar or, where relevant, the equivalent tax authority in another jurisdiction.

Taxable Event: any event or circumstance that gives rise to a liability for the Award Holder to pay income tax and SICs or either of them (or their equivalents in any jurisdiction) in respect of or in connection with :

a. the Award, including its Release, exercise, assignment or surrender for consideration, any tax elections made, or the receipt of any benefit in connection with it;

b. any Shares (or other securities or assets):

(i)	earmarked or held to satisfy the Award;

(ii)	acquired on Release or exercise of the Award;

(iii)	acquired as a result of holding the Award; or

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(iv)	acquired in consideration of the assignment or surrender of the Award; and

c. any securities (or other assets) acquired or earmarked as a result of holding Shares (or other securities or assets) mentioned in paragraph (b).

Tax Liability: the total of any income tax, SICs or further taxes (or their equivalents in any jurisdiction) for which any Employer Company is or may be liable to account (or reasonably believes it is or may be liable to account) as a result of any Taxable Event.

Year: a financial year of the Company.

1.2	Rule headings shall not affect the interpretation of the rules.

1.3	A person includes a natural person, corporate or unincorporated body (whether or not having separate legal personality).

1.4	The Schedules form part of the rules and shall have effect as if set out in full in the body of the rules. Any reference to the rules includes the Schedules.

1.5	A reference to a company shall include any company, corporation or other body corporate, wherever and however incorporated or established.

1.6	Unless the context otherwise requires, words in the singular shall include the plural and in the plural shall include the singular.

1.7	Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.

1.8	A reference to a statute or statutory provision is a reference to it as amended, extended or re-enacted from time to time.

1.9	A reference to a statute or statutory provision shall include all subordinate legislation made from time to time under that statute or statutory provision.

1.10	A reference to writing or written includes fax and email.

1.11	A reference to the Plan or to any other agreement or document referred to in the Plan is a reference to the Plan or such other agreement or document as varied or novated (in each case, other than in breach of the provisions of the Plan) from time to time.

1.12	References to rules are to rules of the Plan.

1.13	Any words following the terms including, include, in particular, for example or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms.

2.	Grant of Awards

2.1	Subject to the rules, the Company may grant an Award to any Employee it chooses during:

(a)	the period after the Adoption Date;

(b)	any period of 42 days immediately following the end of a Closed Period; and

(c)	any other period in which the Board has decided to grant an Award due to exceptional circumstances which justify such a decision.

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2.2	The Company may not grant Awards:

(a)	during a Closed Period; or

(b)	after the fourth anniversary of the Adoption Date.

2.3	The Company may not grant an Award that does not comply with any applicable directors’ remuneration policy which may be in place among the Group Companies.

2.4	The Company shall grant an Award by executing an Award Certificate as a deed in a form approved by the Board. Each Award Certificate shall (without limitation):

(a)	state the Grant Date of the Award;

(b)	state the number of Shares in relation to which the Award is granted;

(c)	state whether the award is a Nominal Cost Option or a Phantom Option;

(d)	if the Award is a Nominal Cost Option, state the Exercise Price;

(e)	if the Award is a Phantom Option, state the Base Price;

(f)	state the date when the relevant Option will lapse, assuming that no event occurs to cause it to lapse earlier. This date may not be later than the tenth anniversary of the Grant Date;

(g)	specify the Performance Conditions set under rule 3, any other conditions to which the Award is subject and the Performance Period;

(h)	include a statement that the Award is subject to the rules (which shall be incorporated in the Award Certificate by reference);

(i)	state any Relevant Restriction;

(j)	state that the Exercise Notice shall include the terms required by rule 8.9 and rule 16; and

(k)	include summaries of rule 13 and rule 16.

2.5	No amount shall be paid by an Employee for the grant of an Award.

3.	Performance Condition

3.1	On the Grant Date of any Award, the Board shall include the Agreed Performance Targets as Performance Conditions for the Award and shall specify any further appropriate Performance Conditions for the Award as the Board deems necessary.

3.2	The Board may vary or waive any Performance Condition, provided that any varied Performance Condition shall be (in the reasonable opinion of the Board):

(a)	a fairer measure of performance than the original Performance Condition, as judged at the time of the variation; and

(b)	no more difficult to satisfy than the original Performance Condition was at the Grant Date.

3.3	Rule 3.2 shall not permit the general waiver by the Board of Performance Conditions on cessation of employment.

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3.4	The Board shall determine whether, and to what extent, the Performance Condition has been satisfied:

(a)	on the Performance Measurement Date, which shall be as soon as reasonably possible after the end of the Performance Period; or

(b)	as soon as reasonably possible following the death of an Award Holder in order to apply the reduction required by rule 14.3(b).

3.5	The Board shall notify the Award Holder within a reasonable time after the Board becomes aware of the relevant information:

(a)	whether (and, if relevant, to what extent) the Performance Condition has been satisfied;

(b)	of any subsequent change in whether, or the extent to which, the Performance Condition has been satisfied;

(c)	when that Performance Condition has become incapable of being satisfied, in whole or in part; and

(d)	of any waiver or variation of that Performance Condition under rule 3.2.

3.6	If the Board considers that a Performance Condition has become incapable of being satisfied, in whole or in part, that Award, or the appropriate part of it, shall lapse immediately.

4.	Overall grant limits

4.1	The total number of Shares reserved and available for issuance under the Plan shall not exceed 2,645,684.

4.2	The Company shall at all times keep available for issue sufficient authorised but unissued Shares to permit the exercise of all unexercised Options under which Shares may be issued and allotted in satisfaction of the exercise of Options.

5.	Release Date

5.1	The Release Date shall be the later of:

(a)	the Performance Measurement Date, and

(b)	the first Dealing Day following the end of the Minimum Employment Period.

and, subject to rule 6.1, the Awards will be Released or lapse accordingly, in whole or in part.

5.2	If the date specified in clause 5.1, falls in a Closed Period, the Release Date will be the first Dealing Day following the end of that Closed Period.

6.	Suspension of Awards

6.1	Subject to rule 6.2, an Award shall not be Released, and an Award Holder may not exercise an Option, at any time:

(a)	while disciplinary proceedings by any Group Company are underway against the Award Holder; or

(b)	while any Group Company is investigating the Award Holder’s conduct and may as a result begin disciplinary proceedings.

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6.2	The Company shall not unfairly frustrate a valid Release of an Award or exercise of an Option by the inappropriate application of any provision of rule 6.1.

6.3	For the avoidance of doubt, and subject to rule 5.1, an Award that was not Released on its expected Release Date due to the application of rule 6.1 shall be Released if the Board so determines following the conclusion of the disciplinary proceedings or investigation. The Release Date of that Award shall be the date of the Board’s determination, or, if that date falls in a Closed Period, the first Dealing Day following the end of that Closed Period.

6.4	An Award Holder who gives or receives notice of termination of employment before the Release Date (whether or not lawful) may not exercise an Option at any time while the notice remains effective.

6.5	No Award shall be Released during a period when the Award Holder is on notice of termination of employment (whether or not lawful). An Award that would otherwise have been Released during such a period shall instead be Released when and if the notice ceases to be effective.

7.	Circumstances in which malus and clawback can apply

7.1	rule 7 applies in relation to an Award if:

(a)	either or both rule 7.2 and rule 7.3 apply; and

(b)	rule 7.4 applies.

7.2	This rule 7.2 applies in relation to an Award if the Board, at its discretion, determines that any of the following circumstances exist:

(a)	the Award Holder has participated in or was responsible for conduct which resulted in significant losses to a Group Company;

(b)	the Award Holder has failed to meet appropriate standards of fitness and propriety;

(c)	the Company has reasonable evidence of fraud or material dishonesty by the Award Holder;

(d)	the Company has become aware of any material wrongdoing on the part of the Award Holder;

(e)	the Award Holder has acted in any manner which in the opinion of the Board has brought or is likely to bring any Group Company into material disrepute or is materially adverse to the interests of any Group Company;

(f)	there is a breach of the Award Holder’s employment contract that is a potentially fair reason for dismissal;

(g)	the Award Holder is in breach of a fiduciary duty owed to any Group Company;

(h)	an Award Holder who has ceased to be an Employee was in breach of their employment contract or fiduciary duties in a manner that would have prevented the grant or Release of the Award had the Company been aware (or fully aware) of that breach, and of which the Company was not aware (or not fully aware) until after both:

(i)	the Award Holder’s ceasing to be an Employee; and

(ii)	the time (if any) when the Board decided to permit the Release of the Award or the exercise of the Option; or

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(i)	there was a material error in:

(i)	determining whether the Award should be made;

(ii)	determining the size and nature of the Award; or

(iii)	assessing the extent to which any Performance Condition was satisfied on the Performance Measurement Date.

7.3	This rule 7.3 applies in relation to an Award if the Board, at its discretion, determines that either of the following circumstances exist:

(a)	a Group Company mis-stated any financial information (whether or not audited) for any part of any Year that was taken into account in:

(i)	determining whether the Award should be made;

(ii)	determining the size and nature of the Award; or

(iii)	assessing the extent to which any Performance Condition was satisfied on the Performance Measurement Date; or

(b)	a Group Company or business unit that employs or employed the Award Holder, or for which the Award Holder is responsible, has suffered a material failure of risk management.

7.4	This rule 7.4 applies in relation to an Award if the Board, at its discretion, determines that, if the circumstances mentioned in rule 7.2 or rule 7.3 had existed, and the Board had been fully aware that they existed:

(a)	at the Grant Date, or

(b)	in the case of an Award that has already been Released, at the Release Date,

then:

(c)	the Board would not have granted the Award;

(d)	the Board would have granted the Award in relation to a smaller number of Shares; or

(e)	in the case of an Award that has already been Released:

(i)	it would not have been Released at all, or

(ii)	it would have been Released in relation to a smaller number of Shares.

7.5	If the Board makes a determination in relation to an Award under rule 7, it must do so within three years of its becoming aware of the circumstances mentioned in rule 7.2 or rule 7.3.

8.	Operation of malus and clawback

8.1	This rule 8 applies to an Award if rule 7 applies to the Award.

8.2	If at the date of the determination under rule 7.4, an Option comprising an Award has not yet been exercised, the Board may determine to cancel the Award or reduce it by such number of Shares as the Board considers to be fair and reasonable, taking account of all circumstances that the Board considers to be relevant.

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8.3	If at the date of the determination under rule 7.4, an Option comprising an Award has been exercised, the Board may determine a Clawback Amount in relation to the Award.

8.4	The Clawback Amount shall be such amount as the Board considers to be fair and reasonable, taking account of all circumstances that the Board considers to be relevant, but shall not be more than, in relation to an Option that has been exercised, the greater of:

(i)	the Market Value of the Shares measured on the date the Option was exercised, and

(ii)	the Market Value of the Shares measured on the date of the determination minus the Base Price or Exercise Price (as the case may be).

8.5	If the Award Holder has paid or is liable to pay any income tax or SICs in relation to the Award or the Shares and which cannot be recovered from or repaid by the Tax Authority (whether directly or indirectly), the Board may in its discretion decide to reduce the Clawback Amount to take account of this amount. In deciding whether to reduce the Clawback Amount, the Board shall take account of such factors it thinks fit, which may include market practice, corporate governance rules and guidelines, and the expectations of shareholders.

8.6	For the avoidance of doubt, the Board is not obliged to determine a Clawback Amount in relation to any particular Award, even if the Board does determine a Clawback Amount in relation to other Awards to the same or other Award Holders which had the same Grant Date or Release Date.

8.7	The Award Holder shall reimburse the Company for the Clawback Amount, in any way acceptable to the Board, on or as soon as possible after the Board determines a Clawback Amount in relation to the Award. If the Award Holder fails to reimburse the Company within 30 days after the determination, the Company shall obtain reimbursement from the Award Holder in any (or any combination) of the following ways:

(a)	by reducing or cancelling any Options that the Award Holder has not exercised;

(b)	by reducing or cancelling any cash bonus payable to the Award Holder by any Group Company;

(c)	by reducing or cancelling any future or existing award made or option granted to the Award Holder under any other Share Incentive Scheme or bonus scheme operated by any Group Company;

(d)	by requiring the Award Holder to make a cash payment to a Group Company; or

(e)	by reducing the Award Holder’s Salary.

8.8	If the Award Holder participates in another scheme operated by a Group Company, and that other scheme contains a provision that has a similar effect to this rule 8, the Board may give effect to that provision by reducing or cancelling any Options that the Award Holder has not exercised.

8.9	It is a condition of the exercise of an Option that the Award Holder sign an Exercise Notice declaring an irrevocable agreement to the terms of rule 8.

9.	Exercise of Options

9.1	An Award Holder may not exercise an Option before the later of:

(a)	its Release Date; and

(b)	the time when it becomes exercisable under rule 14.

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9.2	An Award Holder may only exercise an Option to the extent that the relevant Performance Conditions are achieved, and any other condition stated in the Award Certificate is satisfied.

9.3	An Award Holder may not exercise an Option at a time when its exercise is prohibited by, or would be a breach of, the Listing Rules or GIB MAR or any other law or regulation with the force of law, or other rule, code or set of guidelines (such as a personal dealing code adopted by the Company).

9.4	An Award Holder may not exercise an Option without having signed the Exercise Notice and made any arrangements, or entered into any agreements, that may be required and are referred to in rule 8 and rule 16.

10.	Manner of exercise of Options

10.1	The Award Holder shall exercise an Option by giving an Exercise Notice to the Company setting out the number of Shares over which the Award Holder wishes to exercise the Option. If that number exceeds the number over which the Option may be validly exercised at the time, the Company shall:

(a)	treat the Option as exercised only in respect of that lesser number; and

(b)	refund any excess amount paid to exercise the Option or meet any Tax Liability.

10.2	The Exercise Notice shall be accompanied by both of the following:

(a)	in relation to a Nominal Cost Option payment of an amount equal to the Exercise Price multiplied by the number of Shares specified in the notice;

(b)	any payment required under rule 16,

unless the Award Holder has entered into binding alternative arrangements to secure the payment of those amounts which are satisfactory to the Board.

10.3	The Exercise Notice shall contain or be accompanied by any documents relating to arrangements or agreements required under rule 8 and rule 16.

10.4	Any Exercise Notice shall be invalid:

(a)	to the extent that it is inconsistent with the Award Holder’s rights under these rules and the Award Certificate;

(b)	if any of the requirements of rule 10.1, rule 10.2 or rule 10.3 are not met; or

(c)	if any payment referred to in rule 10.2 is made by a cheque that is not honoured on first presentation or that fails in any other manner to transfer the expected value to the Company.

The Company may permit the Award Holder to correct any defect referred to in rule 10.4 (but shall not be obliged to do so). The date of any corrected Exercise Notice shall be the date of the correction rather than the original notice date for all other purposes of the Plan.

11.	Settlement of Awards

11.1	This rule 11 is subject to rule 12.

11.2	Within 30 days after the valid exercise of a Nominal Cost Option, the Company shall allot and issue the relevant Shares to the Award Holder.

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11.3	The Company shall apply to the NASDAQ for any newly issued Shares allotted to be listed or admitted to trading on that exchange as soon as practicable.

11.4	Within 30 days after the valid exercise of a Phantom Option, the Company shall pay (or procure the payment) to the Award Holder of the amount of cash due under the Award. The Company shall make such deductions from the payment as are required by law, including any withholding taxes, in accordance with rule 16.

12.	Alternative methods of settlement of Awards

12.1	Instead of delivering the number of Shares specified in the relevant Exercise Notice the Company may settle the exercise of a Nominal Cost Option in cash in the following manner:

(a)	multiply the number of Shares in relation to which the Award has been Released by the Market Value of a Share on the Release Date;

(b)	deduct any Tax Liability and pay the resulting amount to the Award Holder; and

(c)	refund the amount of any payment the Award Holder may have made in respect of the Tax Liability.

13.	Lapse of Awards

13.1	An Award Holder may not transfer or assign, or create any charge or other security interest over an Award (or any right arising under it). An Award shall lapse if the Award Holder attempts to do any of those things. However, this rule 13.1 does not prevent the transmission of an Award to an Award Holder’s personal representatives on the death of the Award Holder.

13.2	An Award shall lapse on the earliest of the following:

(a)	any attempted action by the Award Holder falling within rule 13.1;

(b)	when the Board decides in accordance with rule 3.6, to the extent that the Performance Condition has become wholly or partly incapable of being met;

(c)	any date on which the Award shall lapse, as specified in the Award Certificate;

(d)	to the extent necessary to give effect to any reduction or cancellation under rule 8;

(e)	to the extent required by rule 14, the date the Award Holder dies or ceases employment;

(f)	the first anniversary of the Award Holder’s death;

(g)	the end of the 90-day period, if rule 14.4 or rule 14.6 applies;

(h)	if the Board decides under rule 14.5 that it will not permit the Award Holder to exercise the Option, the date the Board so decides;

(i)	the end of the 90-day period during which exercise is permitted, if the Board decides under rule 14.5 that it will permit the Award Holder to exercise the Option;

(j)	if the Award Holder ceases to be an Employee during the Minimum Employment Period in circumstances where rule 14.5 applies, 90 days after the Award Holder so ceases to be an Employee, if the Board makes no decision under the applicable rule;

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(k)	if the Award Holder ceases to be an Employee after the end of the Minimum Employment Period, 90 days after the later of:

(i)	the date of so ceasing; and

(ii)	the Release Date;

(l)	If the Board so determines under rule 18.3; or

(m)	when the Award Holder becomes bankrupt, applies for an interim order, proposes or makes a voluntary arrangement under the Insolvency Act 2011 of Gibraltar, or takes similar steps or is similarly affected under the laws of any jurisdiction.

14.	Termination of employment

14.1	Rule 14 applies to Options.

14.2	If an Award Holder:

(a)	dies while an Employee; or

(b)	ceases to be an Employee (whether or not following notice and for whatever reason)

before the end of the Minimum Employment Period, the Option shall lapse immediately in respect of a number of Shares. That number is calculated in accordance with the formula N x (X/Y) where:

(c)	N = the number of Shares in relation to which the Option was originally granted, less any Shares in respect of which it has already been exercised or has lapsed;

(d)	X = the number of days between the date of death or cessation and the end of the Minimum Employment Period; and

(e)	Y = the number of days in the Minimum Employment Period.

14.3	The personal representatives of a deceased Award Holder may exercise the Option over a number of Shares during the period ending 12 months after the death. If the Option is not exercised, it will lapse at the end of that period. That number of Shares shall be determined as follows:

(a)	take the number of Shares that remain after part of the Option has lapsed under rule 14.2;

(b)	if the Award Holder dies during the Performance Period, the Board shall apply a further reduction to reflect the likelihood as at the date of death of the Performance Condition not being achieved by the end of the Performance Period and the Option shall lapse to that extent; and

(c)	if the Award Holder dies after the end of the Performance Period, the number shall be equal to the number of Shares that the Award Holder could have acquired on exercising the Option immediately before the death.

14.4	This rule 14.4 applies if an Award Holder ceases to be an Employee before the Release Date due to any of the following reasons:

(a)	injury;

(b)	ill health;

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(c)	disability; or

(d)	the Employer Company ceasing to be a Group Company.

An Award Holder who so ceases to be an Employee may exercise the remainder of the Option (after the application of rule 14.2 and subject to achieving the Performance Conditions) during the 90-day period beginning on the Release Date.

If the Option is not exercised during the relevant 90-day period, it will lapse at the end of that period.

14.5	This rule 14.5 applies if an Award Holder ceases to be an Employee before the Release Date for any reason other than death and the reasons set out in rule 14.4.

The Board may in its absolute discretion permit the Award Holder to exercise the remainder of the Option (after the application of rule 14.2) during the 90-day period beginning on the Release Date.

If the Option is not exercised during the relevant 90-day period, it will lapse at the end of that period.

Any decision by the Board to grant permission under this rule 14.5 shall be made in the 90-day period following the cessation of employment and if the Board does not make such a decision within that period, the Option will lapse immediately and in accordance with rule 13. The Award Holder may not exercise the Option before the Board makes such a decision.

14.6	An Award Holder who ceases to be an Employee on or after the Release Date may exercise the Option during the 90-day period following the date of cessation.

14.7	The Board shall notify the relevant Award Holder of any decision made under rule 14, including any decision not to permit the exercise of an Option, within a reasonable time after making it.

14.8	An Award Holder who continues to be an employee or director of any Group Company shall not be regarded as ceasing to be an Employee.

15.	Variation of share capital

15.1	This rule 15 applies where there is:

(a)	a variation of share capital; or

(b)	an extraordinary distribution to shareholders.

15.2	In this rule 15:

(a)	A variation of share capital includes a capitalisation issue, rights issue, consolidation, subdivision or reduction of capital, a vendor placing with clawback, a vendor rights offer or a cash open offer. However, a scrip dividend is not a variation of share capital.

(b)	An extraordinary distribution to shareholders includes a demerger or special dividend.

15.3	If notice is given to shareholders of the Company of a proposed extraordinary distribution, the Board shall determine whether the interests of Award Holders would or might be substantially prejudiced by the proposed extraordinary distribution.

If the Board does so decide, it may determine that:

(a)	some or all Awards shall be Released; and

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(b)	an Award Holder may exercise all or any part of any Option within a reasonable period specified by the Board for that purpose and ending immediately before the record date for the extraordinary distribution. The Board shall have discretion to determine that an Option that is not exercised by the end of that period shall lapse.

The Board may decide that the Release of Awards and exercise of Options shall be conditional on the extraordinary distribution actually occurring and shall be treated as having no effect if the extraordinary distribution does not occur.

For the avoidance of doubt, if the Board does not determine that Awards shall be Released and Options may be exercised, the Board may nevertheless make an adjustment to the Awards under rule 15.4.

15.4	If a variation of share capital or an extraordinary distribution occurs and the Board considers that it has affected the value of Awards, the Board shall consider whether it is fair to adjust the terms of the Awards and, if so, the Board shall make such adjustment as it considers appropriate to:

(a)	the number of Shares subject to the Award;

(b)	the class of Shares subject to the Award; and

(c)	subject to rule 15.5, the Exercise Price.

15.5	The Board may not reduce the Exercise Price of an Option below the nominal value of a Share, if the Option will or may be satisfied by the issue of Shares, unless the Board is able, and resolves, to capitalise from reserves an amount sufficient (when aggregated with the reduced Exercise Price payable) to pay up the Shares in full on the Option’s exercise.

15.6	The Board shall notify all affected Award Holders of any decision made under rule 15 within a reasonable time after making it.

16.	Tax liabilities

16.1	The Award Holder shall, to the extent permissible under applicable law, indemnify the Employer Company in respect of any Tax Liability.

16.2	The Exercise Notice shall include the Award Holder’s irrevocable agreement to:

(a)	pay the Tax Liability to the Employer Company; and

(b)	enter into arrangements to the satisfaction of the Company or Employer Company to pay the Tax Liability.

16.3	If an Award Holder does not pay the Tax Liability within seven days of any Taxable Event, the Company or Employer Company (as appropriate) may, to the extent permissible under applicable law:

(a)	if the relevant Taxable Event is the exercise of an Option or the Release of an Award, and the Shares are readily saleable at the time, retain and sell such number of Shares on behalf of the Award Holder as is necessary to meet the Tax Liability, and any costs of sale; or

(b)	deduct the amount of any Tax Liability from any payments of remuneration made to the Award Holder on or after the date on which the Tax Liability arose.

The Award Holder’s obligations under rule 16.1 shall not be affected by any failure of the Company or Employer Company to withhold shares or deduct from payments of remuneration under this rule 16.3.

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16.4	Each Award Holder agrees that it is their responsibility to settle their own tax affairs in connection with the exercise of an Option and, if required to do so by the Company or Employer Company, the Award Holder shall assist the Company or Employer Company in good faith for purposes of settling any tax matters relating to an Award Holder’s exercise of an Option (such assistance to include the signing of any relevant elections, documents or forms).

16.5	The Exercise Notice shall include a power of attorney appointing the Company as the Award Holder’s agent and attorney for the purposes of rule 16.3.

17.	Relationship with employment contract

17.1	The rights and obligations of any Award Holder under the terms of an office or employment with any Group Company or former Group Company shall not be affected by being an Award Holder.

17.2	The value of any benefit realised under the Plan by Award Holders shall not be taken into account in determining any pension or similar entitlements.

17.3	Award Holders and Employees shall have no rights to compensation or damages on account of any loss in respect of Awards or the Plan where this loss arises (or is claimed to arise), in whole or in part, from:

(a)	termination of office or employment with; or

(b)	notice to terminate office or employment given by or to,

any Group Company or any former Group Company. This exclusion of liability shall apply however termination of office or employment, or the giving of notice, is caused, and however compensation or damages are claimed.

17.4	Award Holders and Employees shall have no rights to compensation or damages from any Group Company or any former Group Company on account of any loss in respect of Awards or the Plan where this loss arises (or is claimed to arise), in whole or in part, from:

(a)	any company ceasing to be a Group Company; or

(b)	the transfer of any business from a Group Company to any person that is not a Group Company.

This exclusion of liability shall apply however the change of status of the relevant Group Company, or the transfer of the relevant business, is caused, and however compensation or damages are claimed.

17.5	An Employee shall not have any right to receive Awards, whether or not the Employee has previously been granted any.

18.	Notices

18.1	Except as maintained in rule 18.3, any notice or other communication given under or in connection with the Plan shall be in writing and shall be:

(a)	delivered by hand or by prepaid first-class post or other next working day delivery service at the Appropriate Address;

For the purposes of this rule 18.1, the Appropriate Address means:

(i)	Unit 5.3, Madison Building, Midtown, Queensway, Gibraltar;

(ii)	an Award Holder’s home address; and

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(iii)	if the Award Holder has died, and notice of the appointment of personal representatives is given to the Company, any contact address specified in that notice.

(b)	sent by fax to the fax number notified in writing by the recipient to the sender; or

(c)	sent by email to the Appropriate Email Address.

For the purposes of this rule 18.1, Appropriate Email Address means:

(i)	in the case of the Company, swahnon@forafric.gi; and

(ii)	in the case of an Award Holder, their relevant work email address or such personal email address agreed with the Company in writing.

18.2	Any notice or other communication given under this rule 18 shall be deemed to have been received:

(a)	if delivered by hand, on signature of a delivery receipt, or at the time the notice is left at the appropriate address;

(b)	if sent by prepaid first-class post or other next working day delivery service, at 9.00 am on the second Business Day after posting, or at the time recorded by the delivery service;

(c)	if sent by fax, at 9.00 am on the next Business Day after transmission; and

(d)	if sent by email, at 9.00 am on the next Business Day after sending.

18.3	This rule does not apply to:

(a)	the service of any Exercise Notice; and

(b)	the service of any proceedings or other documents in any legal action or, where applicable, any arbitration or other method of dispute resolution.

19.	Administration and amendment

19.1	The Board shall administer the Plan.

19.2	The Plan is intended to comply with Listing Rules. Notwithstanding any other rule set out in this Plan and in the event that any rules of the Plan or the terms of an Award Certificate do not comply with the Listing Rules, the Board shall follow a course of action or, where required, be able to make the necessary minimum amendments to the rules or to an Award Certificate from time to time in order to ensure that the Plan or any actions under the Plan do not breach the Listing Rules to the extent a breach of the Listing Rules would result in the Company not remaining in Compliance with the Continued Listing Requirements of the Nasdaq.

19.3	The Board may amend the Plan from time to time, but:

(a)	The Board may not amend the Plan if the amendment:

(i)	applies to Awards granted before the amendment was made; and

(ii)	materially adversely affects the interests of Award Holders,

except that an Award Holder whose Awards would be adversely affected may consent to the application of the amendment to those awards.

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(b)	the Board may not make any amendment to the advantage of Award Holders if that amendment relates to:

(i)	the definition of Employee;

(ii)	rule 4; or

(iii)	rule 15,

without the prior approval of the Company in general meeting (except for minor amendments to benefit the administration of the Plan, to take account of a change in legislation, or to obtain or maintain favourable tax, exchange control or regulatory treatment for Award Holders or for a Group Company).

19.4	The cost of establishing and operating the Plan shall be borne by the Group Companies in proportions determined by the Board.

19.5	Any decision under rule 7, rule 8, or rule 14.5, and whether to consider making such a decision, shall be entirely at the discretion of the Board.

19.6	The Board shall determine any question of interpretation and settle any dispute arising under the Plan, including determining whether anything is material. In these matters, the Board’s decision shall be final.

19.7	In making any decision or determination, or exercising any discretion under the rules, the Board shall act fairly and reasonably and in good faith.

19.8	The Company shall not be obliged to notify any Award Holder:

(a)	if an Option is due to lapse; or

(b)	when an Option is due to, or has, become exercisable.

19.9	The Company shall not be obliged to provide Award Holders with copies of any materials sent to the holders of Shares.

19.10	The Board may establish sub-plans to operate in overseas territories (“overseas sub-plans”), provided that:

(a)	all overseas sub-plans are subject to the limitations set out in rule 4 ;

(b)	no Employee has an entitlement to awards under any overseas sub-plan greater than the maximum entitlement of an Employee under the Plan.

Any overseas sub-plan must be governed by rules similar to the rules of the Plan, but modified to take account of applicable tax, social security, employment, company, exchange control, trust or securities (or any other relevant) law, regulation or practice.

20.	Third party rights

20.1	A person who is not a party to an Award shall not have any rights under or in connection with it except where these rights arise under any rule of the Plan for any Employer Company that is not a party to an Award.

21.	Data protection

For the purpose of operating the Plan, the Company will collect and process information relating to Employees and Award Holders in accordance with the Company’s Data Protection Policy.

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22.	Governing law

The Plan and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of Gibraltar.

23.	Jurisdiction

23.1	The courts of Gibraltar shall have jurisdiction to settle any dispute or claim arising out of or in connection with the Plan or its subject matter or formation (including non-contractual disputes or claims). The jurisdiction agreement contained in this rule is made for the benefit of the Company and the Group only, which accordingly retains the right to bring proceedings in any other court of competent jurisdiction.

23.2	Each party irrevocably consents to any process in any legal action or proceedings under rule 23.1 being served on it in accordance with the provisions of the Plan relating to service of notices. Nothing contained in the Plan shall affect the right to serve process in any other manner permitted by law.

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